UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): September 29, 2026

AMERICAN RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Florida	000-55456	46-3914127
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12115 Visionary Way,Suite 174, Fishers Indiana, 46038

(Address of principal executive offices)

(317) 855-9926

(Registrant’s telephone number, including area code)

________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See: General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 29, 2026, American Resources Corporation (the “Company” or “ARC”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Wyoming County Coal LLC (“WCC”), pursuant to which the Company acquired certain real property, structures, fixtures and equipment owned by WCC located in Wyoming County, West Virginia (collectively, the “Acquired Assets”).

Pursuant to the Asset Purchase Agreement, the consideration for the Acquired Assets consists of the Company's settlement of certain litigation pending in the United States District Court for the Southern District of Indiana, captioned UMB Bank, N.A. v. Wyoming County Coal LLC, et al., Case No. 1:25-cv-02596, for an aggregate settlement amount of $40.0 million (the “Purchase Price”). The Asset Purchase Agreement provides that the Acquired Assets are to be conveyed to the Company free and clear of liens and encumbrances, other than any encumbrances identified in the deed conveying the real property. Asset Purchase Agreement Asset Purchase Agreement

The Acquired Assets include all real estate owned by WCC, together with structures and fixtures located thereon and mobile and fixed equipment owned by WCC. The acquired real property also includes rights and ownership with respect to valuable elements and minerals that may be contained within refuse piles located on or within the conveyed property. Asset Purchase Agreement

The transaction is an acquisition of specified assets and does not constitute the acquisition or continuation of WCC's mining operations. The Company is not acquiring or assuming WCC's mining permits or licenses and is not assuming WCC's historical mining, reclamation, environmental or other operating liabilities, including asset retirement obligations (“AROs”) associated with WCC's prior mining operations. Accordingly, the Purchase Price relates to the acquisition of the specified real property, structures, fixtures, equipment and associated mineral and refuse-pile rights and not to the assumption of WCC's historical mining operations or related obligations.

The Company intends to evaluate the Acquired Assets as part of its broader critical-mineral feedstock and resource strategy, including the potential recovery and beneficial utilization of valuable critical elements and minerals contained within legacy refuse materials located on the property. Any future development or processing activities would be undertaken subject to applicable permitting, regulatory and commercial requirements.

The Asset Purchase Agreement also provides for mutual releases between the parties with respect to claims arising from or relating to matters occurring prior to the date of the Asset Purchase Agreement that relate to the Asset Purchase Agreement. WCC has agreed to indemnify the Company and its subsidiaries against certain losses, damages, liabilities and expenses arising from breaches by WCC of its covenants, agreements, obligations, representations or warranties under the Asset Purchase Agreement. Asset Purchase Agreement Asset Purchase Agreement

The Asset Purchase Agreement became effective upon execution and delivery by the parties, at which time ownership of the Acquired Assets transferred to the Company. The deed conveying the applicable real property is to be executed within 60 days of the effective date and recorded thereafter in Wyoming County, West Virginia. Prior to execution of the deed, the Company has the right to assign the real property to a subsidiary of the Company. Asset Purchase Agreement Asset Purchase Agreement

The foregoing description of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are attached hereto and filed herewith.

Exhibit No.	Description
10.1	Asset Purchase Agreement

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Resources Corporation

Date: October 5, 2026	By:	/s/ Mark C. Jensen
Mark C. Jensen
Chief Executive Officer

3